Exhibit 99.2

July 30, 2020

Dear Fellow Shareholders,

This morning we reported our second quarter 2020 results. Please note, we are not planning on holding quarterly conference calls prior to the close of our acquisition by Just Eat Takeaway.com (JET).

With that said, every day since the transaction announcement, our team has become more and more excited to join forces with JET. Combining the only two profitable online food marketplaces will create the largest online food ordering platform outside of China and a powerful and sustainable competitor in every market we operate in.

As we stressed in our first quarter earnings call and again in our merger announcement, Grubhub’s primary focus for the second quarter was supporting our restaurant partners during this unprecedented crisis. Due to very strong trends in our underlying business, we were able to spend more than $85 million in direct demand generation support, which created over $200 million in incremental Gross Food Sales for our restaurants. A majority of this restaurant support was in the form of Grubhub-funded coupons, reduced diner fees, and increased advertising. We also spent $15 million during the quarter to ensure consistent and safe delivery operations in response to COVID. To be clear, we made a deliberate choice to spend approximately $100 million in largely one-time, discretionary costs during the quarter to support local restaurants and our operations and we still generated positive Adjusted EBITDA because of the strength of our business model.

Overall, for the second quarter 2020, we generated 647,100 Daily Average Grubs (DAGs), $2.3 billion in Gross Food Sales (GFS) and ended the quarter with 27.5 million Active Diners. This drove revenues of $459.3 million, a GAAP loss per share of $0.49, Adjusted EBITDA of $13.3 million and $0.23 of Adjusted EBITDA per order.

GFS growth for the quarter was a formidable 59% compared to the second quarter of 2019, and similarly impressive, our DAG growth accelerated every month of the quarter - from approximately 20% in April, to 35% in May, to 40% in June. The dramatic tailwind we are experiencing sparked by COVID is broad-based. We have seen year-over-year GFS growth accelerate to over 150% in many smaller and newer markets as one might expect, but also in larger and more established markets, including many where our competitors scaled operations earlier than we did. We also added more partnered restaurants to our platform in the first half of 2020 than we did during all of 2019.

Given the strength we continue to see in the third quarter, we now believe the pandemic has been less of a temporary demand spike and more of a permanent catalyst putting our business on a higher, sustained trajectory. We had millions of new diners trying Grubhub for the first time, meaningfully improved diner retention and frequency for new and old diners alike, and a business mix that could easily support long-term economics of more than $1.50 of Adjusted EBITDA per order in virtually all of our markets. We exited the quarter with an annualized GFS run-rate greater than $9.0 billion - compared to $5.9 billion for all of 2019 - and we are confident that our focus on restaurants and diner loyalty will help us build on this success.

Restaurant Support

In our first quarter earnings letter, we guided Adjusted EBITDA for the second quarter to approximately $5 million and believed at the time our restaurant support spend would exceed $50 million. As discussed above, due to the strong growth in our underlying business, we are proud that we were able to fund approximately $100 million to support our marketplace. We spent more than $85 million on lowering diner fees, sending out coupons, and increasing advertising which collectively drove an estimated $200 million of incremental GFS to our partnered restaurants. And, we spent approximately $15 million on our delivery network to improve the experience for our drivers and help keep restaurants, drivers, and diners safe when ordering from Grubhub.

The majority of our support came in the form of Grubhub-funded coupons, increased advertising spend and lower diner prices. We wanted to drive more eyeballs to our restaurant partners’ menus and also increase conversion of those eyeballs. We succeeded. Even with the meaningfully increased spend in the quarter, CPAs declined as advertising rates were lower and more and different types of consumers were seeking out food delivery options. Through these various actions, we believe we drove an incremental $200 million of GFS to our restaurant partners during the quarter that they would not have received otherwise.

The additional GFS and incremental orders also supported our drivers, by giving them more orders to deliver, and the coupons and discounts helped our diners save money during these difficult and uncertain times. We supported our tens of thousands of drivers by providing nearly 250,000 personal protection equipment kits free of charge that contained a mask, gloves and hand sanitizer. We also provided drivers higher pay and incremental bonuses to recognize their efforts during the quarter.

Business Performance

Order Trends

Grubhub’s underlying business performed extremely well by any measure during the second quarter. On a consolidated basis, DAGs increased 32% compared to the second quarter of 2019 and GFS grew 59%. Backing out our corporate business and our Manhattan consumer business, which have been adversely impacted by COVID, GFS was up almost 90% in the second quarter. Active diners reached 27.5 million in the second quarter, a record-setting increase of 3.6 million active diners from the first quarter.

In New York City, overall consumer order growth is now up slightly on a year-over-year basis, with stronger growth outside of Manhattan and in the suburbs. Manhattan continues to be a drag as it is only partially open for business and many residents are choosing to live elsewhere temporarily; however, in all areas of New York City, including Manhattan, growth consistently improved as the quarter progressed.

While growth in our consumer business dominates our results, our corporate business continues to be hit the hardest. We are seeing some corporate ordering slowly coming back, but we do not expect material improvement in this business until our corporate clients’ employees return to the office.

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We generated extremely strong growth outside of Grubhub’s oldest and more mature markets during the quarter, with GFS growth in our Tier 3 markets up more than 150% versus the second quarter of 2019. The broad-based growth and underlying unit economics we achieved during the second quarter underscore the strength and importance of our independent restaurant-focused, hybrid business model.  As you can see from our results, adoption of online ordering in the U.S. is still early enough that there is plenty of room for growth, with small exceptions like the urban centers of New York, Chicago and Boston, where we already have deep penetration. For example, in each of Atlanta, Dallas, Houston and San Jose - markets where our QSR/logistics-focused peers were early movers - we saw second quarter GFS increase 110-140% during the quarter, even higher than the strong company average, while being just as profitable on a per order basis as markets like New York and Chicago.

Restaurant Network

Grubhub now features more than 225,000 partnered restaurants on its platform, a net increase of 25,000 from early May. Independent restaurant net additions slowed from their peak in late-March and April as the quarter progressed, and we are now adding new partners at more normalized, pre-COVID levels. Notably during the quarter, we expanded relationships with some of the largest enterprise brands in the U.S. adding thousands of Burger King, Chipotle, Dunkin, McDonald’s, and Subway restaurants, all with robust, customized point-of-sale integrations. We continue to operate a non-partnered restaurant network of more than 100,000 restaurants, bringing our total inventory to well over 300,000 restaurants, which we believe is the best restaurant inventory for diners in the country.

Second Quarter Key Business Metrics1 and Financial Review

●

Active Diners and Daily Average Grubs: We finished the quarter with 27.5 million active diners, up 35% year over year and up 3.6 million sequentially from the first quarter. DAGs were 647,100 in the second quarter, up 32% versus the second quarter of 2019.

●	Gross Food Sales: GFS for the second quarter were $2.3 billion, an increase of 59% from the second quarter 2019, with an average order size of $39 - up 20% year over year and up 14% sequentially.

●

Net Revenues: Net revenues for the second quarter were $459 million, an increase of 41% year over year. Our capture rate, calculated as Net revenues divided by GFS, was 20% and includes roughly 50 bps from LevelUp and other technology-oriented revenues. Excluding these technology-oriented revenues, our capture rate decreased by approximately 200 bps from the first quarter - more than half of our $100 million of support spend, including coupons and free delivery, is accounted for as a reduction to revenue (i.e., contra revenue).

●

Operations and Support: Operations and support expenses were $319 million, an increase of 96% year over year, driven by the disproportionate increase in Grubhub-delivered orders and the underlying growth of our overall order volume. Revenue less operations and support costs per order (contribution profit), which helps normalize for the mix shift to more Grubhub-delivered orders, was $2.38 per order, compared to $3.16 in the first quarter. The sequential decline in contribution profit per order was primarily a result of the lower capture rate discussed above and the $15 million of driver support and safety.

●	Sales and Marketing: Sales and marketing expenses were $94 million in the second quarter, a year-over-year increase of 27% and up 4% from $91 million in the first quarter of 2020.

●	Technology: Technology expenses were $30 million, an increase of 3% year over year.

●

General and Administrative: General and administrative expenses were $32 million and include approximately $8 million of expenses primarily related to our announced transaction. After adjusting for these one-time costs, general and administrative expenses were a little lower than the first quarter.

●	Depreciation and Amortization: Depreciation and amortization expenses were $35 million, a 4% increase from the first quarter of 2020.

●	Net Loss: Net loss was $45 million, compared to net income of $1 million in the second quarter of 2019.

●

Adjusted EBITDA: Second quarter 2020 Adjusted EBITDA was $13 million or $0.23 per order compared to $21 million or $0.45 per order in the first quarter of 2020. Without the $100 million of restaurant and driver support, Adjusted EBITDA would have easily reached record levels in the second quarter.

Guidance

Given Grubhub’s pending acquisition by JET, we are no longer issuing forward-looking guidance.

Acquisition Update

On July 2, 2020, the United Kingdom Competition and Markets Authority (CMA) indicated in a response to a briefing paper submitted by JET in relation to the proposed transaction between Grubhub and JET that it had no further questions, and on July 7, 2020, the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the proposed transaction. Therefore, the closing conditions relating to antitrust review under the merger agreement between Grubhub and JET have been satisfied.

Completion of the proposed transaction remains subject to the satisfaction (or waiver, if permissible under applicable law) of the remaining closing conditions set forth in the merger agreement.

Thank you for your continued support, stay safe and we look forward to updating you on our progress.

Sincerely,

Matt Maloney, Founder and CEO

Adam DeWitt, President and CFO

Forward-Looking Statements

This communication contains “forward-looking statements” regarding Grubhub, Just Eat Takeaway.com or their respective management’s future expectations, beliefs, intentions, goals, strategies, plans and prospects, which, in the case of Grubhub, are made in reliance on the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks, known and unknown, uncertainties, assumptions and other factors that may cause actual results, performance or achievements to differ materially from future results expressed or implied by such forward-looking statements including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of Grubhub or Just Eat Takeaway.com to terminate the merger agreement; the ability to obtain regulatory approvals and meet other closing conditions to the proposed merger on a timely basis or at all, including the risk that regulatory approvals required for the proposed merger are not obtained on a timely basis or at all or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the proposed merger; the ability to obtain approval by Grubhub stockholders and Just Eat Takeaway.com shareholders on the expected schedule or at all; difficulties and delays in integrating Grubhub’s and Just Eat Takeaway.com’s businesses; risks that the proposed merger disrupts Grubhub’s or Just Eat Takeaway.com’s current plans and operations; failing to fully realize anticipated synergies, cost savings and other anticipated benefits of the proposed merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; the risk that unexpected costs will be incurred; the ability of Grubhub or Just Eat Takeaway.com to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the value of the Just Eat Takeaway.com ordinary shares to be issued in connection with the proposed merger; uncertainty as to the long-term value of the common stock of the combined company following the proposed merger; the continued availability of capital and financing following the proposed merger; the outcome of any legal proceedings that may be instituted against Grubhub, Just Eat Takeaway.com or their respective directors and officers; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Grubhub’s and Just Eat Takeaway.com’s control. These and other risks, uncertainties, assumptions and other factors may be amplified or made more uncertain by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Grubhub’s and Just Eat Takeaway.com’s businesses, operations and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions taken to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Forward-looking statements generally relate to future events or Grubhub and Just Eat Takeaway.com’s future financial or operating performance and include, without limitation, statements relating to the proposed merger and the potential impact of the COVID-19 outbreak on Grubhub and Just Eat Takeaway.com’s business and operations. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “contemplates,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

While forward-looking statements are Grubhub’s and Just Eat Takeaway.com’s current predictions at the time they are made, you should not rely upon them. Forward-looking statements represent Grubhub’s and Just Eat Takeaway.com’s management’s beliefs and assumptions only as of the date of this communication, unless otherwise indicated, and there is no implication that the information contained in this communication is made subsequent to such date. For additional information concerning factors that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, please refer to the cautionary statements and risk factors included in Grubhub’s filings with the Securities and Exchange Commission (the “SEC”), including Grubhub’s Annual Report on Form 10-K filed with the SEC on February 28, 2020, Grubhub’s Quarterly Reports on Form 10-Q and any further disclosures Grubhub makes in Current Reports on Form 8-K. Grubhub’s SEC filings are available electronically on Grubhub’s investor website at www.investors.grubhub.com or the SEC’s website at www.sec.gov. For additional information concerning factors that could cause future results to differ from those expressed or implied in the forward-looking statements, please refer to Just Eat Takeaway.com’s non-exhaustive list of key risks and cautionary statements included in Just Eat Takeaway.com’s Annual Report, which is available electronically on Just Eat Takeaway.com’s investor website at www.justeattakeaway.com. Except as required by law, Grubhub and Just Eat Takeaway.com assume no obligation to update these forward-looking statements or this communication, or to update, supplement or correct the information set forth in this communication or the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. All subsequent written and oral forward-looking statements attributable to Grubhub, Just Eat Takeaway.com or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It

In connection with the proposed merger, Just Eat Takeaway.com will file with the SEC a registration statement on Form F-4 to register the shares to be issued in connection with the proposed merger. The registration statement will include a preliminary proxy statement of Grubhub/prospectus of Just Eat Takeaway.com which, when finalized, will be sent to the stockholders of Grubhub seeking their approval of the respective merger-related proposals. Also in connection with the proposed merger, Just Eat Takeaway.com will file with the Netherlands Authority for the Financial Markets (“AFM”) and/or the UK Financial Conduct Authority (“FCA”) a prospectus for the listing and admission to trading on Euronext Amsterdam and/or the admission to listing on the FCA’s Official List and to trading on the London Stock Exchange’s Main Market for listed securities of the shares to be issued in connection with the proposed merger (the “Prospectus”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM F-4 AND THE RELATED PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM F-4, THE PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, THE AFM AND/OR THE FCA IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GRUBHUB, JUST EAT TAKEAWAY.COM AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents and any other documents filed with or furnished to the SEC by Grubhub or Just Eat Takeaway.com free of charge through the website maintained by the SEC at www.sec.gov, from Grubhub at its website, www.investors.grubhub.com, or from Just Eat Takeaway.com at its website www.justeattakeaway.com. The Prospectus, as well as any supplement thereto, will be made available on the website of Just Eat Takeaway.com at its website www.justeattakeaway.com.

Participants in the Solicitation

Grubhub, Just Eat Takeaway.com and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger under the rules of the SEC. Information about Grubhub’s directors and executive officers is available in Grubhub’s proxy statement dated April 9, 2020 for its 2020 Annual Meeting of Stockholders. To the extent holdings of Grubhub securities by directors or executive officers of Grubhub have changed since the amounts contained in the definitive proxy statement for Grubhub’s 2020 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge from the sources indicated above, and from Grubhub by going to its investor relations page on its corporate website at www.investors.grubhub.com.  Information about Just Eat Takeaway.com’s directors and executive officers and a description of their interests are set forth in Just Eat Takeaway.com’s 2019 Annual Report, which may be obtained free of charge from Just Eat Takeaway.com’s website, www.justeattakeaway.com. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Grubhub or Just Eat Takeaway.com using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended and applicable United Kingdom, Dutch and other European regulations.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP.

We define Adjusted EBITDA as net income adjusted to exclude acquisition, restructuring and certain legal costs, income taxes, net interest expense, depreciation and amortization and stock-based compensation expense. Non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders exclude acquisition, restructuring and certain legal costs, amortization of acquired intangible assets, stock-based compensation expense and other nonrecurring items as well as the income tax effects of these non-GAAP adjustments. We use these non-GAAP financial measures as key performance measures because we believe they facilitate operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions, restructuring and certain legal costs, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are not measurements of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Contacts:
Adam Patnaude Investor Relations ir@grubhub.com	Katie Norris Media Relations press@grubhub.com

GRUBHUB INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$459,282	$325,058	$822,262	$648,828
Costs and expenses:
Operations and support	318,867	162,406	533,428	323,756
Sales and marketing	94,004	74,128	184,746	152,582
Technology (exclusive of amortization)	30,228	29,400	61,501	56,650
General and administrative	32,237	25,784	71,186	48,571
Depreciation and amortization	34,557	27,223	67,920	52,312
Total costs and expenses	509,893	318,941	918,781	633,871
Income (loss) from operations	(50,611)	6,117	(96,519)	14,957
Interest expense - net	6,816	5,467	13,196	8,279
Income (loss) before provision for income taxes	(57,427)	650	(109,715)	6,678
Income tax benefit	(12,016)	(602)	(30,877)	(1,464)
Net income (loss) attributable to common stockholders	$(45,411)	$1,252	$(78,838)	$8,142
Net income (loss) per share attributable to common stockholders:
Basic	$(0.49)	$0.01	$(0.86)	$0.09
Diluted	$(0.49)	$0.01	$(0.86)	$0.09
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	92,116	91,177	91,954	91,064
Diluted	92,116	92,786	91,954	92,852

KEY BUSINESS METRICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Active Diners (000s)	27,475	20,288	27,475	20,288
Daily Average Grubs	647,100	488,900	581,700	504,900
Gross Food Sales (millions)	$2,325	$1,459	$3,955	$2,962

GRUBHUB INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$484,760	$375,909
Short-term investments	48,616	49,275
Accounts receivable, less allowances for doubtful accounts	75,726	119,658
Income tax receivable	19,390	3,960
Prepaid expenses and other current assets	18,721	17,515
Total current assets	647,213	566,317
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	212,772	172,744
OTHER ASSETS:
Other assets	36,836	26,836
Operating lease right-of-use asset	99,058	100,632
Goodwill	1,007,968	1,007,968
Acquired intangible assets, net of amortization	476,309	500,481
Total other assets	1,620,171	1,635,917
TOTAL ASSETS	$2,480,156	$2,374,978
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$206,306	$131,753
Accounts payable	24,508	26,748
Accrued payroll	34,166	19,982
Current operating lease liability	16,642	9,376
Other accruals	124,555	61,504
Total current liabilities	406,177	249,363
LONG-TERM LIABILITIES:
Deferred taxes, non-current	11,607	27,163
Noncurrent operating lease liability	110,193	111,056
Long-term debt	493,475	493,009
Other accruals	4,152	817
Total long-term liabilities	619,427	632,045
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	9	9
Accumulated other comprehensive loss	(2,330)	(1,628)
Additional paid-in capital	1,204,922	1,164,400
Retained earnings	251,951	330,789
Total Stockholders’ Equity	$1,454,552	$1,493,570
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,480,156	$2,374,978

GRUBHUB INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(78,838)	$8,142
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	18,820	13,626
Amortization of intangible assets and developed software	49,100	38,686
Stock-based compensation	41,221	36,527
Deferred taxes	(15,556)	298
Other	2,548	3,240
Change in assets and liabilities:
Accounts receivable	43,390	(13,349)
Income taxes receivable	(15,429)	429
Prepaid expenses and other assets	(5,476)	(14,857)
Restaurant food liability	74,612	(3,078)
Accounts payable	547	(10,216)
Accrued payroll	14,190	3,122
Other accruals	61,732	7,219
Net cash provided by operating activities	190,861	69,789
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(56,554)	(25,526)
Proceeds from maturity of investments	57,500	21,636
Capitalized website and development costs	(29,269)	(22,188)
Purchases of property and equipment	(41,800)	(23,140)
Acquisition of other intangible assets	(510)	(8,889)
Acquisitions of businesses, net of cash acquired	—	127
Other cash flows from investing activities	(525)	—
Net cash used in investing activities	(71,158)	(57,980)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	175,000	500,000
Repayments of borrowings under the credit facility	(175,000)	(342,313)
Taxes paid related to net settlement of stock-based compensation awards	(14,240)	(15,360)
Proceeds from exercise of stock options	3,667	2,930
Payments for debt issuance costs	(259)	(8,954)
Other cash flows from financing activities	(454)	—
Net cash provided by (used in) financing activities	(11,286)	136,303
Net change in cash, cash equivalents, and restricted cash	108,417	148,112
Effect of exchange rates on cash, cash equivalents and restricted cash	(651)	(2)
Cash, cash equivalents, and restricted cash at beginning of year	379,595	215,802
Cash, cash equivalents, and restricted cash at end of the period	$487,361	$363,912
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Cash paid for income taxes	$—	$567

GRUBHUB INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except per share and per order data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019		2020	2019
Net income (loss)	$(45,411)	$1,252		$(78,838)	$8,142
Income taxes	(12,016)	(602)		(30,877)	(1,464)
Interest expense - net	6,816	5,467	[2]	13,196	8,279	[2]
Depreciation and amortization	34,557	27,223		67,920	52,312
EBITDA	(16,054)	33,340		(28,599)	67,269
Merger, acquisition, restructuring and certain legal costs	8,316	1,341		21,692	1,827
Stock-based compensation	21,036	20,049	[3]	41,221	36,527	[3]
Adjusted EBITDA	$13,298	$54,730		$34,314	$105,623

Net income (loss) per order	$(0.77)	$0.03		$(0.74)	$0.09
Adjusted EBITDA per order	$0.23	$1.23		$0.32	$1.16

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019		2020	2019
Net income (loss)	$(45,411)	$1,252		$(78,838)	$8,142
Stock-based compensation	21,036	20,049	[3]	41,221	36,527	[3]
Amortization of acquired intangible assets	11,487	11,828		24,172	23,770
Merger, acquisition, restructuring and certain legal costs	8,316	1,341		21,692	1,827
Income tax adjustments	(11,354)	(9,595)		(24,210)	(17,457)
Non-GAAP income (loss)	$(15,926)	$24,875		$(15,963)	$52,809
Weighted-average diluted shares used to compute income (loss) per share attributable to common stockholders	92,116	92,786		91,954	92,852
Non-GAAP income (loss) per diluted share attributable to common stockholders	$(0.17)	$0.27		$(0.17)	$0.57

2

Interest expense for the three and six months ended June 30, 2019 included $1.8 million and $1.9 million, respectively, of expense for the write-off of unamortized debt issuance costs in February and June of 2019.

3	Stock-based compensation for the three and six months ended June 30, 2019 included $1.6 million of expense related to the accelerated vesting of equity awards to a terminated acquired employee.